Exhibit 99.1

For Release:	Immediately
Contact:	Mark Cummins (Investors)	215.256.5025	mcummins@harleysvillegroup.com
	Randy Buckwalter (Media)	215.256.5288	rbuckwalter@harleysvillegroup.com

Harleysville policyholders and shareholders approve merger with Nationwide

HARLEYSVILLE, PA—APRIL 25, 2012—Harleysville Mutual Insurance Company and Harleysville Group Inc. (NASDAQ:HGIC) today announced that their policyholders and shareholders, respectively, have voted to approve the adoption of the proposed merger with Nationwide Mutual Insurance Company.

“We very much appreciate the overwhelming endorsement of both our policyholders and shareholders in approving the merger with Nationwide,” commented Michael L. Browne, Harleysville’s president and chief executive officer. “The combination of Harleysville and Nationwide represents a strong strategic business fit that makes sense for both organizations. As partners within the Nationwide family of companies, Harleysville and Allied Insurance will establish a national independent agency distribution network, bringing together a wealth of talent and expertise in the marketplace.”

At a special meeting of Harleysville Mutual policyholders, 14.1 percent of eligible votes were cast by policyholders as of the record date of March 1, 2012, and 87.4 percent of the votes were cast in favor of the adoption of the merger agreement. At a special meeting of Harleysville Group shareholders, 89.9 percent of eligible votes were cast by shareholders as of the record date of February 29, 2012, and 99.8 percent of the votes were cast in favor of the adoption of the merger agreement.

The Pennsylvania Insurance Department already has approved the merger. In addition, Nationwide Mutual policyholders have voted in favor of the merger. Regulatory approval is still required in certain other states. The transaction is expected to close sometime in the second quarter.

Under the terms of the merger agreement, Harleysville Mutual policyholders will become policyholders and members of Nationwide Mutual, and Nationwide will acquire all of the publicly held shares of common stock of Harleysville Group for $60.00 per share in cash.

Harleysville Insurance is a leading super-regional provider of insurance products and services for small and mid-sized businesses, as well as for individuals, and ranks among the top 60 U.S. property/casualty insurance groups based on net written premiums. As a Trusted Choice® company partner, Harleysville distributes its products exclusively through a network of independent agents primarily across 32 states. Harleysville is ranked in the most recent InformationWeek 500, the publication’s annual listing of the most innovative information technology organizations in the U.S., and has been included on the list in each of the last six years. Harleysville Mutual Insurance Company owns approximately 54 percent of Harleysville Group Inc. (NASDAQ: HGIC), a publicly traded holding company for six regional property/casualty insurance companies collectively rated A (Excellent) by A.M. Best Company. Harleysville Group is listed on the NASDAQ Global Select Market, which is comprised of the top third of all NASDAQ member companies and has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Further information can be found on the company’s website at www.harleysvillegroup.com.

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